Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Nabors Industries Ltd., which appears in Nabors Industries Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
Houston, TX
May 6, 2010
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nabors Industries Ltd. of our report dated February 25, 2010 relating to the consolidated financial statements of NFR Energy, LLC as of and for the year ended December 31, 2009, which appears in Nabors Industries Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 6, 2010